EXHIBIT 99.1
Michael McAndrew, Chief Financial Officer
Black Box Corporation
(724) 873-6788
(724) 873-6799 (fax)
Email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION RECEIVES ANTICIPATED NASDAQ NOTICE
REGARDING PREVIOUSLY DISCLOSED DELAYED FILING OF FORM 10-Q
PITTSBURGH, PENNSYLVANIA, February 20, 2007 — Black Box Corporation (NASDAQ:BBOX) today reported that on February 15, 2007 it received a Staff Determination Letter from The Nasdaq Stock Market stating that the Company is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14) and, therefore, its common stock is subject to delisting from The Nasdaq Global Select Market. As anticipated, the letter was issued in accordance with Nasdaq’s procedures due to the previously disclosed delayed filing of the Company’s Form 10-Q for its third quarter fiscal 2007 ended December 30, 2006. The Company, in accordance with Nasdaq’s procedures, has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Pending a decision by the Panel, the Company’s common stock will remain listed on The Nasdaq Global Select Market.
As previously announced, the Audit Committee of the Board of Directors of the Company, with the assistance of outside legal counsel, is conducting an independent review of the Company’s historical stock option grant practices and related accounting for stock option grants. As soon as practical following the completion of the Audit Committee’s review, the Company will file its Form 10-Q for the quarter ended December 30, 2006 and any necessary restatements and amended filings.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746

Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 173 offices throughout the world. To learn more, visit the Black Box website at www.blackbox.com.
Black Box and the Double Diamond logo are registered trademarks of BB Technologies, Inc.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the outcome of the review of the Company’s stock options practices, including the related informal SEC inquiry and shareholder derivative lawsuit, the timing and outcome of the Nasdaq hearing requesting continued listing of the Company’s common stock and the impact of any actions that may be required or taken as a result of such review or Nasdaq hearing. Additional risk factors are included in the Company’s Annual Report on Form 10-K. We can give no assurance that any goal, plan or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
1000 Park Drive, Lawrence, PA 15055-1018 * (724) 746-5500 * Fax (724) 746-0746